Exhibit 10.1

Summary of Non-Employee Director Compensation(1)

Annual Retainer	$25,000

Committee Chair Annual Retainer
Audit Committee	$15,000
All Other Committees	$5,000

Attendance at Board Meetings
In-Person Meetings	$5,000
Telephonic Meetings	$1,000
Committee Meetings	$2,500

Independent Director Annual Equity Equivalent Grant	$100,000

(1)          Employee directors are compensated based on negotiated compensation packages.